Q1 2022 Transcript This Transcript contains forward-looking statements and non-GAAP financial measures, please see Appendix for additional information. April 21, 2022 Exhibit 99.2 Snap Inc.

Thank you all so much for joining us. The first quarter of 2022 proved more challenging than we had expected, and our team was able to make significant progress against our goals despite increased volatility in the operating environment. Our community grew 18% year-over-year to 332 million daily active users, and revenue grew 38% year-over-year to $1.06 billion. This resulted in adjusted EBITDA of $64 million, and free cash flow of $106 million, marking our third quarter of positive free cash flow. While we are pleased with our progress given the macroeconomic environment, we also recognize that we have a significant amount of work to do to realize our long-term opportunity, and we believe we are well positioned to invest through the turbulence. A great deal of our focus has been supporting our team members located in Ukraine and helping our Ukrainian colleagues. The war in Ukraine is heartbreaking for all of us, especially because Ukraine is the birthplace of Looksery, the company that laid the foundation for Snap’s augmented reality platform. As we look forward to our Snap Partner Summit on April 28, where we will celebrate our partners and launch new products, our thoughts and prayers are with our Ukrainian team members and their families — not only because of these horrible circumstances, but because they have made so many of our innovations possible. We have remained focused on expanding our product oﬀering and deepening engagement with our global community, which grew by 13 million daily active users in the quarter. The future of our business depends on the engagement of our community, and we are pleased to see elevated growth rates in the Rest of World region, where we added 10 million daily active users in the quarter. This Rest of World growth follows our investments in building out the team and operations necessary to accelerate our growth in geographies where our community has demonstrated a clear product-market fit with Snapchat, as well as our eﬀorts to localize Evan Spiegel CO-FOUNDER AND CEO Daily Active Users Our community grew 18% Year over Year to 332 Million Revenue Revenue grew 38% Year over Year to $1,063 Million SNAP INC. | Q1 2022 | TRANSCRIPT 2

250 Million +

Snapchatters engage with augmented reality every day, on average.


1:28
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EDEN

scan me

our product offering and improve application performance across a wide range of devices. Our community in North America and Europe continued to grow, and these geographies represent our largest monetization opportunities in the near and medium term.

We believe that reinventing the camera represents our greatest opportunity to improve the way people live and communicate. What began as an application for visual communication has evolved into a leading augmented reality platform where creators are building unique and innovative AR experiences in Lens Studio and distributing them on Snapchat and in their own applications using Camera Kit. Over 250 million Snapchatters engage with augmented reality every day, on average, across a variety of use cases including entertainment, fashion, and education. Over 250,000 creators have built more than 2.5 million Lenses, and Snapchatters played with Lenses created by our community more than twice as much this quarter when compared to Q1 2021.

We recently launched our "ASL Alphabet" Lens — a first-of-its-kind AR experience that inspires Snapchatters to learn American Sign Language through the Snapchat camera. The "ASL Alphabet" Lens uses advanced hand-tracking to recognize hand poses and gestures, providing feedback as people practice communicating with sign language.

We also launched Custom Landmarkers in Lens Studio, helping creators to build location-based Lenses for local places they care about — from statues to storefronts — to tell richer stories about their communities through AR. In partnership with Tukwini Mandela and Black Cultural Archives, we released our "Hidden Black Stories" Local Lens, transforming London's Trafalgar Square into an AR experience that showcases key moments, figures, and stories from Black British history.

SNAP INC. | Q1 2022 | TRANSCRIPT 3

Zoog


Inspire the Love of Reading
which made Lucky Leo very happy.

Zoog integrated Camera Kit to help people bond by sharing stories while using Lenses.

In an effort to educate our community on the power of AR, we announced a new augmented reality creator program in India powered by Lens Studio. The program will include an online developer course and a series of challenges that aim to empower developers and local creators across the country. In celebration of International Women's Day, we launched an AR Lensathon consisting of three workshops across Southeast Asia to encourage the participation of young women in new digital fields like augmented reality.

We believe that augmented reality belongs everywhere, not just on Snapchat. We built Camera Kit to enable our partners to leverage our augmented reality platform in their own websites and applications. Through Camera Kit, we can help grow the ecosystem of AR developers and help businesses understand the immense potential of AR. We are excited by the growing demand from businesses who want to bring Snap's AR capabilities into their own apps and websites. For example, Zoog, a storytelling app for families, integrated Camera Kit to help people bond by sharing stories while using Lenses to resemble storybook characters.

We continue to make meaningful progress overlaying computing on the world through Spectacles, our augmented reality glasses. Hundreds of creators are developing AR Lenses for Spectacles, building new immersive and interactive experiences, like reimagining a restaurant menu in three dimensions or enhancing a workout routine. We have continued to make software improvements and offer new capabilities for developers, including a new VoiceML template in Lens Studio, which enables creators to build voice-enabled experiences without scripting, and Lens Studio Streaming Mode, which helps creators develop Lenses with hand tracking from a first person perspective.

SNAP INC. | Q1 2022 | TRANSCRIPT 4

With our powerful developer tools in Lens Studio, and distribution through Snapchat, Camera Kit, and Spectacles, we’ve created a compelling platform for creators to build and share augmented reality experiences, reaching hundreds of millions of people and exploring the next generation of computing. We continue to provide value for our growing community through our diverse content oﬀerings, which include our two content platforms, Stories and Spotlight. Our Stories platform enables Snapchatters to share Snaps with their friends in narrative form via Friends Stories, and watch content from professional publishers and influencers in Discover. Spotlight is our newest content platform for showcasing the most entertaining Snaps created by our community. In Q1, overall time spent watching content globally grew on a year-over-year basis, driven primarily by growth in time spent with content in Discover and Spotlight. We continue to see growth in viewership of content on Discover, which has become a destination for credible and entertaining content for our community. For example, total daily time spent by Snapchatters 25 and older engaging with shows and publisher content on Discover increased by more than 25% year-over-year. We expanded our international content oﬀerings by partnering with News UK, TF1 and Le Monde in France, and MBC and Al Arabiya in the Middle East. Snap Originals represent another important element of our strategy to improve the diversity of available content on Discover. Over 10 million viewers have watched Breakwater, our new Snap Original about a dystopian future caused by climate change that featured episodic AR Lenses in partnership with Verizon, helping Snapchatters to immerse themselves in the show. Our content partners continue to find success on our platform, with six Discover partners reaching over 100 million global viewers in Q1. We are also investing in new tools and capabilities to better serve 25%+ year over year increase in total daily time spent by Snapchatters 25 & older engaging with shows and publisher content on Discover. Over 10 million viewers have watched Breakwater, our new Snap Original about a dystopian future caused by climate change. SNAP INC. | Q1 2022 | TRANSCRIPT 5

our content partners and to help them reach new audiences on Snapchat. We recently announced Dynamic Stories, a new Discover format that allows publishers to automatically create Stories based on news they publish online to help Snapchatters learn about the world as it happens. Early partners include GQ, Vogue, CNN, ESPN, and The Wall Street Journal. We are very excited about the long-term potential of Spotlight. While still early in its growth and evolution, we’re pleased with the engagement we’re seeing, with total time spent growing 230% year- over-year. Over the last several months, we have focused on building the tools and infrastructure to help creators of all kinds thrive on Spotlight, and we observed a 3.5x increase in the number of Spotlight submissions using our AR Lenses or Creative Tools compared with Q1 2021. Spotlight oﬀers opportunities for creators to improve discoverability and get more reach with their Snaps. We continue to focus on the relationship between Stories and Spotlight, where creators can use Spotlight to start building an audience and deepen their relationship with that audience through their Stories. Today, there are many diﬀerent ways for creators to grow an audience and build a business on Snapchat. Creators can open shops to sell merchandise, join our Creator Marketplace, receive virtual gifts from fans, and monetize their content via our recently announced mid-roll ads in Stories. We continue to innovate on our Map to bring utility and value to our community and partners. As Snapchatters are able to move about the world again, we are seeing upticks in engagement on the Map. While still very early, we are encouraged to see that Snapchatters opened Places from the Map more than twice as often this quarter when compared to Q1 2021. We also added a new way to help 3.5x increase in the number of Spotlight submissions using our AR Lenses or Creative Tools compared with Q1 2021. SNAP INC. | Q1 2022 | TRANSCRIPT 6

Ticketmaster


New York City
63 °F | 8:45 AM
LINCOLN SQUARE
TURTLE BAY
MURRAY HILL
ROSE HILL
Explore Events
Powered by Ticketmaster
All
Popular
Concerts
Sports
Today
Halsey
Madison Square Garden
Fri • Oct 16 • 7:30 PM
Monsta X
Radio City Music Hall
Fri • Oct 29 • 7:00 PM

Snapchatters can now browse Ticketmaster's upcoming events on the Map based on what is happening nearby.

Snapchatters discover live events with the launch of our Ticketmaster Layer. Snapchatters can now browse Ticketmaster's upcoming events on the Map based on what is happening nearby.

We see incredible potential for innovation across our communications platform, which brings enormous value to our community by connecting people with their close friends and family. In addition to adding several new chat features including Chat Replies, Bitmoji Reactions, and Poll Stickers, it's also where our community can launch Games and Minis, two platforms built to reimagine shared experiences with friends. We were pleased to see returning gaming partners — Funday Factory and Voodoo — launch new game titles in Q1. Our gaming partners are finding success growing their businesses, with more than one-third of our current gaming partners having made over $1 million in revenue.

Minis represent a new platform for social experiences. We've seen recent momentum with Givingli's second Mini, Send Gifts, where Snapchatters can send gift cards to friends. Discover partner Wave Sports + Entertainment launched the Gym Heroes Mini, a social fitness experience on Snapchat that offers original daily fitness challenges and full workouts curated by fitness experts. The Mini is designed for Snapchatters to challenge their friends and collaborate in groups toward their workout goals.

We're so excited about the growth of our community and the evolution of our service, and we can't wait to share more at our Snap Partner Summit next week on April 28. We will meet the challenges of the current operating environment by prioritizing the needs of our community and partners who are essential to our success, and we will continue to invest against our enormous opportunity in augmented reality as we work to accelerate our road map and deliver against our long-term plans for computing overlaid on the world.

SNAP INC. | Q1 2022 | TRANSCRIPT 7

We continue to make progress against the many opportunities we have to support our community and advertising partners globally. In Q1, we generated total revenue of $1.06 billion, an increase of 38% year-over-year. We continued to work through platform policy changes, which are primarily impacting direct-response advertising partners, and we believe that we are building eﬀective measurement solutions for advertisers to prove the efficacy of their campaigns. In addition to these ongoing platform-related headwinds, supply chain shortages and labor disruptions, rising inflation, and geopolitical unrest are presenting challenges for a wider array of industry verticals than in the prior quarter. Nonetheless, we saw strong growth in verticals like Financial Services and Streaming, which each grew well over 50% year-over-year. We believe that the impact from the ongoing platform policy changes was compounded by macroeconomic challenges, which are now the primary headwinds to client demand. We remain focused on supporting our community and advertising partners. We will do so by continuing to focus on our three key priorities: First, driving measurable ROI. Second, deepening our vertical expertise and growing our sales capacity. Third, creating innovative ad formats focused on video and augmented reality. Our commitment to these priorities, along with our unique reach and global, growing audience, allows us to drive performance at scale for businesses around the world. Our team continues to help advertisers navigate the platform policy changes through the enablement and utilization of privacy- preserving measurement solutions. We’ve made a significant push to improve our first-party solutions as we seek to help advertisers adapt to the platform policy changes. The first step was to drive broad availability of these solutions, which we have largely achieved. Now we are working toward achieving broad utilization of — and full confidence in — these measurement solutions. While it CHIEF BUSINESS OFFICER Jeremi Gorman Revenue We generated total revenue of $1.06 Billion, an increase of 38% Year over Year SNAP INC. | Q1 2022 | TRANSCRIPT 8

DraftKings


FLIP YOUR CAMERA FOR
YOUR $1,000,000 BET
Create
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10.8% Lift in App Installs for Males 21+

188% Lift in First Time Deposits for Males 21+

can take time for advertisers to tune their campaigns using our new measurement solutions, some advertisers who have invested early in our first-party solutions are seeing signs of success. Beauty brand Nice One implemented our Conversions API, or CAPI, on both Web and App to deepen its partnership with Snap and leverage the full integration across its platforms. After integrating CAPI for Web and App, the multi-product integration resulted in a 6x increase in ROAS above its non-integrated results.

We also continue to innovate by improving our first-party measurement solutions with features like Estimated Conversions, which helps provide more granular and timely results in a privacy-safe manner, and improvements to CAPI, which strengthen Snap's direct advertiser data integrations, allowing advertisers to measure conversions from multiple sources. Launched in 2018, CAPI also provides advertisers with more sophisticated incremental measurement solutions such as Conversion Lift. For example, sports betting company DraftKings ran a conversion lift study in the two weeks leading up to the Super Bowl across several established Sportsbook states and observed a 10.8% lift in App Installs and 188% lift in first time deposits for Males 21+, outpacing their install and deposit goals.

As we continue working to drive measurable ROI for advertisers of all sizes, improving the efficiency of our offering and lowering the effort it takes to utilize our platform is a major focus. By lowering the cost and decreasing the time to create personalized ads, we can improve ROI by reducing the investment it takes to achieve a given return. One notable example is our progress with Dynamic Ads. By dynamically building ads from product catalogs, we're able to greatly expand the set of ads that are created. Dynamic Ads can update automatically as new products are entered into the catalog, remaining up to date and driving ROI. As a result, revenue from Dynamic Ads more than tripled year-over-year.

SNAP INC. | Q1 2022 | TRANSCRIPT 9

In addition to Dynamic Ads, we’re also increasing the automation of our ad suite through Multi-Format Ad Delivery, which allows our systems to optimize across formats to achieve the best ROI for our advertisers and the most relevant ads for our community. These features reduce set-up time, increase delivery efficiency, and expand advertisers’ addressable audience. We are seeing strong adoption of our automated oﬀerings and will prioritize these eﬀorts in the year ahead. We continue to add deep domain expertise with our verticalized sales strategy, allowing us to eﬀectively serve advertisers of all types and sizes. Our work with agency and advertising partners over the past year has resulted in upfront commitments for 2022 that are more than 60% higher than the total upfront commitments made in 2021. We view upfront commitments as a signal of strong confidence from agency and advertising partners as we become a part of their always-on, performance-oriented advertising strategies. While the majority of our revenue today is generated from video ads, we believe we are still early in terms of realizing the full monetization potential of our content platform. Today, we comprise less than 2% of the $210 billion US digital ad market and less than 1% of the $520 billion global digital ad market, while reaching nearly half of US smartphone users and more than 75% of 13 to 34 year- olds in over 20 countries. In addition, mobile advertising is growing faster than desktop advertising, video advertising is growing faster than non-video advertising, and self-serve advertising is expected to make up 90% of all digital display ad spend in 2022. These trends are favorable for our strategy, and we believe our video advertising business has the potential to deliver robust top line growth. Our unique and innovative AR Lenses give our team a huge opportunity to attract advertisers across multiple verticals. In the past, larger brands used augmented reality for brand moments to Snapchat comprises less than 2% of the US digital ad market and less than 1% of the global digital ad market, yet reaches nearly half of US smartphone users and more than 75% of 13 to 34 year-olds in over 20 countries SNAP INC. | Q1 2022 | TRANSCRIPT 10

ARCADIA


10:51
verizon
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We recently launched a 5G Lens with Verizon and Cirque du Soleil that brings the "O" performance directly to Snapchatters.

drive awareness and reach through expensive one-day takeover Lenses. Today, both brand and performance-oriented advertisers are utilizing augmented reality to drive significant and measurable business results.

We are also adding more tools to help our advertising partners find customers and build their businesses on Snapchat. We launched our first Snap AR certification on Snap Focus called Augmented Reality Strategies for Advertisers. This five-part learning pathway offers hands-on education and real-life examples to help advertisers gain a deeper understanding of how AR is an essential tool for business and marketing objectives.

We continue to invest in Arcadia, our global creative studio for branded augmented reality experiences. The team has been hard at work creating, managing, and launching several experiences — most recently a Verizon 5G connected Snapchat Lens for the Big Game in our hometown of LA — letting Snapchatters team up and battle with other groups to take control of a giant virtual airship hovering above the field. Arcadia also created a 5G AR Lens in partnership with Verizon and Cirque du Soleil that transports the renowned "O" performance in Las Vegas to the palm of a Snapchatter's hand.

We have seen a notable acceleration in the number of advertisers leveraging our self-service tools for AR, with over 70% of AR revenue now delivered via our self-serve ad platform. We recently brought our GBB Pixel Purchase Optimization to AR, and we are also investing in additional features for Ads Manager to make it easier for advertisers to create, manage, and deploy their AR experiences. Following the launch of First Commercial in October 2020, we recently launched First Lens, which enables advertisers to reserve the first Sponsored Lens impression a Snapchatter sees in the Lens Carousel. First Lens offers more operational ease because bookings

SNAP INC. | Q1 2022 | TRANSCRIPT 11

GOAT


4:48
GOAT
GOAT
Apparel / Fashion
Los Angeles , CA, US
Past Present Future
www.goat.com
Subscribe
Shop
Lenses
Popular
GOAT
GOAT
GOAT
GOAT | Air Max...
GOAT AR Lense...
GOAT- Now or La...

+1M

Plays in First Week After Creation

are made through Ads Manager, and it simultaneously improves the Snapchatter experience by surfacing the first Lens based on relevance.

A top priority for AR is reducing the barrier to creation and helping brands understand the importance of AR experiences and the value they can drive. While we are still in the early stages of AR advertiser adoption, we are already making solid progress and investing to build the AR ecosystem. For example, Nike recently launched its "Nike By You" sneaker customization Lens in order to drive increased engagement with its Nike app and generate membership sign-ups. The multi-cell campaign resulted in an increase in sign-ups, especially among 13 to 17 year-olds, a key demographic for Nike's program. After the success of the AR campaign in the US, Nike has scaled its Lens campaign to additional regions internationally. These results are emblematic of a larger shift we are seeing, with AR transforming ecommerce by increasing conversion rates. We believe that virtual try-on represents a massive opportunity to improve the way our community shops and experiences new products.

Businesses are benefiting from creating their own Public Profile, which offers a free, permanent home on Snapchat where they can showcase compelling AR experiences and share shoppable products directly within the app. Online retail platform GOAT recently created a profile and uploaded two AR shoe try-on Lenses. In the first week alone, they saw over 1 million plays, encouraging GOAT to further invest in their Snapchat presence. We are seeing higher retention for advertisers who have activated their Public Profile, a promising, early indication that an organic presence on Snapchat is meaningful for advertiser ROAS.

SNAP INC. | Q1 2022 | TRANSCRIPT 12

Lastly, when brands use a portfolio approach of combining Sponsored AR Lenses with Snap Ads, they are able to drive higher ROI and lower costs per outcome. For example, Electronic Arts’ ran a campaign for its Madden NFL ’22 video game franchise, which included Commercials, Snap Ads, Lenses, Filters, and Story Ads, where each of these products saw significant lift in higher and lower funnel metrics. For Snapchatters that were exposed to all three ad products, we saw even higher lifts. This is why we are so excited about Multi-Format Delivery, which enables these types of campaigns with greater ease. While the macro operating environment remains challenging and difficult to predict, we continue to invest in product innovation to help advertising partners scale, build strong relationships with advertisers across verticals, and improve our targeting and measurement capabilities for businesses. Based on the size of our audience, their high levels of engagement across our service, and our overall opportunity in the growing digital advertising market, we believe we are well positioned to drive business results for advertisers over the long term. SNAP INC. | Q1 2022 | TRANSCRIPT 13

Our Q1 financial results reflect our priorities of growing our community, making focused investments in the future of our business, and scaling our operations efficiently in order to drive toward profitability and positive free cash flow. As Evan mentioned earlier, our community grew to 332 million Daily Active Users (DAU) in Q1, an increase of 52 million or 18% year-over- year. In North America, DAU grew by 5% year-over-year to reach 98 million. In Europe, DAU grew by 10% to reach 84 million. In Rest of World, DAU grew by 36% to reach 150 million, as we continue to invest in local language support, local content, local marketing partnerships and support for local creator communities. Total revenue for Q1 was $1,063 million, an increase of 38% year- over-year. Revenue growth in Q1 initially exceeded our expectations entering the quarter, with year-over-year growth of approximately 44% through February 23. In the days immediately following Russia’s invasion of Ukraine on February 24, we observed that a large number of advertisers initially paused their campaigns. The vast majority of clients resumed their campaigns within 10 days following the invasion, and daily average revenue in March exceeded pre-invasion levels, but the rate of year-over-year growth remained below pre-invasion levels at approximately 32% from February 24 through the end of Q1. The slowdown in the rate of year-over-year growth observed post the invasion of Ukraine was broad-based, with the deceleration evident in both our Direct Response and Brand advertising businesses and in many industry verticals. In the latter portion of Q1, advertisers in a wider variety of industry groups reported concerns related to the macro operating environment, including continued supply chain disruptions, rising input costs, economic concerns due to rising interest rates, and concerns related to geopolitical risks stemming from the war in Ukraine. While the CHIEF FINANCIAL OFFICER Q1 '21 Q1 '22 332M 332M +18% Daily Active Users Growth Year over Year 280M Daily Active Users Q1 '21 Q1 '22 1,063M SNAP INC. | Q1 2022 | TRANSCRIPT 14 770M +38% Year over Year Revenue ($)

GAAP Gross Margin ($)


Q1 '21
357M
Q1 '22
642M

Adjusted Gross Margin ($)[1]


Q1 '21
366M
Q1 '22
650M

61%
Adjusted Gross Margin

14ppt
Adjusted Gross Margin Expansion

Infrastructure Costs per Daily Active User ($)


Q1 '21
0.62
Q1 '22
0.58

-6%
Year over Year

impact of these headwinds was felt broadly, our Brand advertising business grew at a relatively slower rate of 26% year-over-year in Q1, as new headwinds built on top of supply chain and labor supply headwinds already impacting a subset of industry sectors coming into this quarter.

Despite the challenging operating environment, we were encouraged by the progress in our Direct Response advertising business, with a year-over-year growth rate of 43% for the full quarter and nearly 50% prior to the invasion of Ukraine. A small subset of lower-funnel, app-based GBBs, such as in-app purchase, continue to be the most impacted by the platform policy changes. The rollout of our privacy-preserving first-party measurement solutions continues to progress, with these solutions now enabled for advertisers representing more than 90% of Direct Response advertising revenue. We are cautiously optimistic that the partners who utilize these lower-funnel GBBs will benefit from the more holistic and timely measurement of results that our first-party measurement solutions afford as they build confidence in them over time. We believe that our continued focus on driving measurable returns on advertising for our partners will be critical to the long-term success of our advertising partners and our business.

Adjusted gross margin was 61% in Q1, an increase of approximately 14 percentage points year-over-year. Infrastructure cost per DAU was $0.58 in Q1, which is the best we have ever reported for this metric as a public company, down from $0.62 in the prior year and $0.66 the prior quarter. With global ARPU growing at 17% year-over-year, and infrastructure cost per DAU declining by 6% over the same

1. We define adjusted gross margin as GAAP revenue less adjusted cost of revenue divided by GAAP revenue. Adjusted cost of revenue excludes stock-based compensation expense and other payroll related tax expense, depreciation and amortization, and certain other non-cash or non-recurring items impacting net income (loss) from time to time of $8 million and $8 million for the three months ended 2022 and 2021, respectively.

SNAP INC. | Q1 2022 | TRANSCRIPT 15

period, efficient scaling of our cloud infrastructure was the largest driver of expanding gross margins. We have now completed new multi year agreements with both of our large infrastructure partners, and the lower pricing from these agreements drove the majority of the sequential improvement in cost per DAU. We believe the progress we have made in driving down our unit costs over time, especially in an inflationary environment, provides powerful validation for our asset-light infrastructure model, which has in turn allowed us to hold CapEx investment at less than 2% of revenue over the trailing 12 months. The growing scale of our cloud partners and their resulting efficiency are flowing through to our pricing. At the same time, our multi-cloud approach, the growing scale of our community, and our improving operational excellence in managing our unit costs, have worked together to expand our adjusted gross margin by 22 percentage points over the last three years. The operating leverage we have realized from scaling our infrastructure costs efficiently is a key input toward our ability to invest in the long- term growth of our business while making continued progress toward sustained positive free cash flow generation. Adjusted operating expenses were $586 million in Q1, up 60% year- over-year, reflecting a combination of our ongoing rate of investment in the business as well as several factors that are further elevating our adjusted operating expense growth rate in the near term. As expected, our rate of hiring stepped up in Q1 while our rate of attrition remained low. Total personnel costs were up 52% year- over-year, driven by a 52% increase in full-time head count. This reflects ongoing investments in our team as well as the integration of acquisitions completed over the last year, which contributed Q1 '21 Q1 '22 586M 367M Adjusted Operating Expenses ($)2 Q1 '21 Q1 '22 913M 661M GAAP Operating Expenses ($) Q1 '21 Q1 '22 6,131 4,043 Headcount 2. Adjusted operating expenses excludes stock-based compensation expense and other payroll related tax expense, depreciation and amortization, and certain other non-cash or non-recurring items impacting net income (loss) from time to time of $328 million and $294 million for the three months ended 2022 and 2021, respectively. Lowest Infrastructure Cost per DAU in more than 5 Years SNAP INC. | Q1 2022 | TRANSCRIPT 16

We define Adjusted EBITDA as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock- based compensation expense and other payroll related tax expense; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. See Appendix for reconciliation of net loss to Adjusted EBITDA. We define adjusted EBITDA leverage as the year-over-year change in adjusted EBITDA divided by the year-over-year change in GAAP revenue. approximately 9 percentage points of the year-over-year growth in full-time headcount in Q1. Marketing was the next-largest driver of year-over-year adjusted operating expense growth, with total marketing spending more than doubling year-over-year in Q1, due in part to the timing of marketing campaigns and events relative to the prior year. We estimate the timing of marketing expenses elevated our overall adjusted operating expense growth rate by approximately 4 percentage points in Q1. In addition, we continue to see costs return to our cost structure that were otherwise diminished during the pandemic period, including travel, event, and certain operations costs, which collectively contributed approximately 3 percentage points to the year over year growth rate in Q1. Finally, we incurred approximately $5 million in costs to support our team members impacted by the war in Ukraine during Q1, which further contributed to the elevated year-over-year growth in adjusted operating expenses. Adjusted EBITDA was $64 million in Q1, an improvement of $66 million year-over-year. We delivered adjusted EBITDA leverage of 23% in Q1 as we continue to invest in the future of our business while making progress toward sustained profitability and positive free cash flow. Net income was negative $360 million in Q1, compared to a loss of $287 million in Q1 of the prior year. The current quarter results include a $100 million year-over-year decline in Other Income, driven primarily by a $92 million unrealized loss on an investment Q1 '21 Q1 '22 -360M -287M GAAP Net Income ($) Q1 '21 64M Q1 '22 23% Adjusted EBITDA Leverage4 -2M Adjusted EBITDA ($)3 SNAP INC. | Q1 2022 | TRANSCRIPT 17

that became public in the second half of 2021. Excluding the impact of mark-to-market losses on this investment, Net Income would have improved by $19 million or 7% year-over-year to reach negative $267 million, which is due primarily to the flow-through of the $66 million improvement in adjusted EBITDA, partially oﬀset by $19 million higher stock-based compensation, $15 million higher depreciation and amortization, $7 million in higher taxes, and $6 million in other net expenses. While we have continued to grow our team and leverage stock- based compensation strategically to foster an ownership culture and drive long-term retention, we have remained focused on managing these programs responsibly. Total fully diluted shares grew 4.8% year-over-year in Q1 with the vast majority of this growth driven by $1.1 billion of early conversions of our outstanding convertible notes completed in 2021. Excluding dilution related to convertible notes, the rate of growth was 1.3% in Q1, compared with 1.2% in the prior quarter and 2.6% in the prior year. While we are pleased with the progress we have made on this metric, it is important to note that the dilution rate, in particular as it relates to SBC, tends to move inversely with our stock price and thus can be subject to market forces over time. Free cash flow for Q1 was positive $106 million and we ended the quarter with $5.0 billion in cash and marketable securities, up from $2.6 billion in the prior year, with the increase reflecting the proceeds of convertible notes and cash we have generated from operations. Q1 '21 Q1 '22 106M 126M Free Cash Flow ($)5 Q1 '21 Q1 '22 127M 137M Operating Cash Flow ($) We define Free Cash Flow as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. See Appendix for reconciliation of net cash provided by (used in) operating activities to Free Cash Flow. We define trailing twelve months as the sum of the last four quarters of data for applicable measures. See Appendix for quarterly data and reconciliation of net loss to Adjusted EBITDA and net cash provided by (used in) operating activities to Free Cash Flow. Three Consecutive Quarters of Positive Free Cash Flow Trailing 12 Month Free Cash Flow6 of $203 Million Up 314% Year over Year Trailing 12 Month Operating Cash Flow of $283 Million SNAP INC. | Q1 2022 | TRANSCRIPT 18

As we look forward to Q2, we are pleased with the momentum we have observed in our community and our guidance for the quarter assumes DAU will be approximately 343 to 345 million in Q2. On the revenue side, forward looking visibility is as difficult today, or perhaps more difficult, than at any point in recent memory. While the 116% revenue growth we experienced in Q2 of the prior year makes the comparisons more difficult this quarter, we believe the bigger challenge to forward looking visibility is the uncertain operating environment. The macro headwinds we observed in Q1, including supply chain disruptions, labor shortages, inflationary pressures, and the impact of rising interest rates on the overall economic environment remain challenges as we enter Q2. We believe the impact of the war in Ukraine on input costs, marketing budgets, and overall economic confidence has been significant, and that it is difficult to predict its impact on a forward looking basis. Given the uncertainty caused by these challenging circumstances, we have opted to share that our growth rate thus far in Q2 is approximately 30% year over year, or just below the approximately 32% growth rate we observed following the invasion of Ukraine in Q1. That said, we are concerned that the operating environment ahead could be even more challenging, leading to further campaign pauses or advertiser budget reductions, and as I noted earlier our prior year comparisons are more difficult in Q2 than in Q1. Given this, we believe that revenue guidance of 20% to 25% year-over-year revenue growth in Q2 is reasonable. Given the abundance of opportunities we see to invest productively in our business, we continue to expect that 2022 will be a significant investment year. When the impact of new investments in 2022 are combined with the full-year impact of investments made in 2021, we expect that a smaller share of incremental revenue will flow through to adjusted EBITDA and net income in 2022. While the operating environment is currently challenging, we believe that the progress Q1 '21 Q1 '22 5,001M 2,557M Cash, Cash Equivalents, and Marketable Securities ($) Financial Guidance for Q2 2022 Revenue: 20% to 25% Year over Year SNAP INC. | Q1 2022 | TRANSCRIPT 19 Adjusted EBITDA: Breakeven to $50M

we have made to deliver positive free cash flow over the trailing 12 months, and the strength of our balance sheet with $5 billion in cash and marketable securities on hand, have positioned us well to invest through the current environment. Continuing to invest through the current headwinds will allow us to build on the momentum we have established in our business in order to ensure we capture the immense long-term upside we see in the future of augmented reality, and we believe we can do so responsibly as we continue to thoughtfully prioritize our investments. Given our revenue guidance, and our planned level of investment, we expect adjusted EBITDA to be between breakeven and $50 million in Q2. SNAP INC. | Q1 2022 | TRANSCRIPT 20

Appendix

Forward-Looking Statements SNAP INC. | Q1 2022 | TRANSCRIPT 22 This transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this transcript, including statements regarding guidance, our future results of operations or financial condition, business strategy and plans, user growth and engagement, product initiatives, objectives of management for future operations, and advertiser and partner oﬀerings, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this transcript. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this transcript primarily on our current expectations and projections about future events and trends, including our financial outlook, geo-political conflicts, and the COVID-19 pandemic, that we believe may continue to aﬀect our business, financial condition, results of operations, and prospects. These forward-looking statements are subject to risks and uncertainties related to: our financial performance; our lack of historical profitability; our ability to generate and sustain positive cash flow; our ability to attract and retain users, publishers, and advertisers; competition and new market entrants; managing our international expansion and our growth and future expenses; compliance with new laws, regulations, and executive actions; our ability to maintain, protect, and enhance our intellectual property; our ability to succeed in existing and new market segments; our ability to attract and retain qualified and key personnel; our ability to repay outstanding debt; future acquisitions, divestitures or investments; and the potential adverse impact of climate change, natural disasters, health epidemics, and war or other armed conflict, as well as risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in our most recent periodic report filed with the U.S. Securities and Exchange Commission, or SEC, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in Snap Inc.’s periodic report that will be filed with the SEC for the period covered by this transcript and other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this transcript are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this transcript or to reflect new information or the occurrence of unanticipated events, including future developments related to the geo-political conflicts and the COVID-19 pandemic, except as required by law.

Non-GAAP Financial Measures SNAP INC. | Q1 2022 | TRANSCRIPT 23 To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be diﬀerent than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Free Cash Flow, which is defined as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. We believe Free Cash Flow is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business and is a key financial indicator used by management. Additionally, we believe that Free Cash Flow is an important measure since we use third-party infrastructure partners to host our services and therefore we do not incur significant capital expenditures to support revenue generating activities. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net income (loss); excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense and other payroll related tax expense; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the eﬀect of the expenses that we exclude in Adjusted EBITDA. We use the non-GAAP financial measure of non-GAAP net income (loss), which is defined as net income (loss); excluding amortization of intangible assets; stock-based compensation expense and other payroll related tax expense; certain other non-cash or non-recurring items impacting net income (loss) from time to time; and related income tax adjustments. Non-GAAP net income (loss) and weighted average diluted shares are then used to calculate non-GAAP diluted net income (loss) per share. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends in our business that could otherwise be masked by the eﬀect of the expenses we exclude in the measure. We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, please see “Reconciliation of GAAP to Non-GAAP Financial Measures” included as an Appendix to this transcript. Snap Inc., “Snapchat,” and our other registered and common law trade names, trademarks, and service marks are the property of Snap Inc. or our subsidiaries.

SNAP INC. | Q1 2022 | TRANSCRIPT 24 Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, unaudited) Three Months Ended Three Months Ended We define Adjusted EBITDA as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense and other payroll related tax expense; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. We define Free Cash Flow as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. Adjusted EBITDA reconciliation: 3/31/22 12/31/21 9/30/21 6/30/21 3/31/21 Net loss $ (359,624) $ 22,550 $ (71,959) $ (151,664) $ (286,882) Add (deduct): Interest income (3,123) (1,554) (1,257) (1,251) (1,137) Interest expense 5,173 4,050 4,031 4,564 5,031 Other expense (income), net 77,537 (63,204) (112,631) (42,282) (22,058) Income tax expense 8,510 13,031 992 (1,879) 1,440 Depreciation and amortization 38,100 34,863 32,510 28,270 23,498 Stock-based compensation expense 275,444 297,564 300,898 256,600 237,073 Payroll and other tax expense related to stock-based compensation 22,451 19,493 21,615 25,045 41,326 Adjusted EBITDA1 $ 64,468 $ 326,793 $ 174,199 $ 117,403 $ (1,709) Free Cash Flow reconciliation: 3/31/22 12/31/21 9/30/21 6/30/21 3/31/21 Net cash provided by operating activities $ 127,459 $ 185,528 $ 71,552 $ (101,086) $ 136,886 Less: Purchases of property and equipment (21,175) (24,565) (19,836) (14,623) (10,851) Free Cash Flow2 $ 106,284 $ 160,963 $ 51,716 $ (115,709) $ 126,035